FEDDERS                 Fedders       505 Martinsville Road
                         Corporation   P.O.Box 813
                                       Liberty Corner, NJ 07938
                                       Fax 908/604-9317
                                       Tel 908/604-8686


 July 15, 1996


 Dear Fellow Stockholder:

     The Annual Meeting of Stockholders was convened on July 9, 1996. All Proposals were approved except Proposal No. 1 to approve the merger of NYCOR, Inc. into Fedders Corporation, and Proposal No. 3 to approve an increase in the number of authorized shares of stock necessary to approve the merger.

     The stockholders were unable to approve these two critical items because, while the vote for the merger has been overwhelmingly positive, less than the two-thirds required to pass the merger voted. Under the circumstances, the Annual Meeting was adjourned to August 6, 1996.

     As we emphasized in the cover letter to the Proxy Statement, the approval of the merger (Proposal No. 1) is of major importance to the continued growth of the Company, and your vote in favor of the merger will represent a critical contribution in that regard. It is also of primary importance that you vote in favor of Proposal No. 3, in order for the Company to have a sufficient amount of capital stock available to consummate the merger.

     Therefore, if you have not voted, your Board of Directors asks that you vote TODAY in favor of Proposals 1 and 3, by singing and returning the enclosed proxy in the envelope provided. Proposals 1 and 3 have been bolded on the enclosed proxy. Due to the nature of these Proposals, if your shares are held in the name of your broker or a nominee, you must sign and return the enclosed card, or your broker or nominee will be unable to vote your shares.

     Even if you have sold your stock since May 10, 1996, you are still entitled to cast your vote, and the Board of Directors urges you to vote in favor of Proposals 1 and 3.

     The Proxy Statement previously sent to you contains a complete discussion of these Proposals. If you have any questions about these Proposals, please contact me or our Chief Financial Officer, Robert L. Laurent, at (908) 604-8686. Thank you for your support and your attention to this matter.

 Sincerely,

 /s/ SAL GIORDANO, JR.
 Sal Giordano, Jr.
 Vice Chairman, President and
 Chief Executive Officer